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                                CONTRACT SCHEDULE

OWNER:   [John Doe]                SEX:   [M]    AGE AT ISSUE:   [50]

JOINT OWNER:   [Jane Doe]          SEX:   [F]    AGE AT ISSUE:   [50]

ANNUITANT:   [John Doe]            SEX:   [M]    AGE AT ISSUE:   [50]

CONTRACT NUMBER:   [12345678]                    ISSUE DATE: [February 15, 2001]

PLAN TYPE:   [Non-Qualified]                     MATURITY DATE: [May 1, 2040]

PRODUCT CLASS:  First MetLife Investors Variable Annuity Class S with L-Share
                Option

PURCHASE PAYMENT:       [$100,000.00]


PURCHASE PAYMENTS:

                        While the Guaranteed Withdrawal Benefit Rider (GWB) is in force on your Contract, we will reject any Purchase Payments made after the GWB Purchase Payment Period except as follows: We will permit you to make a subsequent Purchase Payment when either of the following conditions apply to your Contract: (a) your Account Value is below the Minimum Account Value, shown on the Contract Schedule or (b) the GWB Rider Charge is greater than your Account Value.


    MINIMUM SUBSEQUENT
    PURCHASE PAYMENT:   [$500.00]  for both  Non-Qualified  and  Qualified,
                        unless you have elected an automatic sweep program.
                        However, for IRAs, SEPs, SIMPLE IRAs and Roth IRAs, in order to avoid cancellation of the Contract, we will accept a Purchase Payment of at least [$50] once in every 24 month period. We will also accept subsequent
                        Purchase Payments as required under applicable law and federal tax law.

    MAXIMUM TOTAL
    PURCHASE PAYMENTS:  [$1,000,000], without our prior approval.

MINIMUM ACCOUNT VALUE:  $2,000

BENEFICIARY:            As  designated  by  you  as of  the  Issue  Date  unless
                        changed  in accordance with the Contract provisions.

PRODUCT CHARGES:
    SEPARATE ACCOUNT:   We assess  certain  daily  charges  equal on an annual
                        basis to the percentages set out below of the average daily net asset value of each Subaccount of the Separate Account:

                        Mortality and Expense Charge:  [1.45%]

                        Administration Charge: [0.25%]

                        [Death Benefit Rider Charge:  [0.20%]]

ACCOUNT FEE:            The  Account  Fee  is  [$30.00]  each  Contract   Year.
                        During  the Accumulation  Period,  on the Contract
                        Anniversary  the full Account Fee is deducted  from each
                        applicable  Subaccount  in the ratio that the Account
                        Value in the Subaccount  bears to the total Account
                        Value in the Separate Account.  On the Annuity
                        Calculation Date, a pro-rata portion of the Account
                        Fee will be  deducted  from the Account  Value as
                        described  above.  However,  if your Account Value on
                        the last day of the Contract Year or on the Annuity
                        Calculation  Date is at least [$50,000],   then  no
                        Account  Fee  is   deducted.   If  during  the
                        Accumulation Period, a total withdrawal is made, the full Account Fee will be deducted at the time of the total withdrawal. During the Annuity Period the Account Fee will be deducted regardless of the size of your Contract and it will be deducted pro-rata from each Annuity Payment.

SEPARATE ACCOUNT: First MetLife Investors Variable Annuity Account One

FMLI-GWB (4/13)-SL

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ALLOCATION REQUIREMENTS:
1. [Currently, you can select from any of the Subaccounts or the Fixed Account (if a Fixed Account Rider has been issued). However, we reserve the right to limit this in the future. However, if the GWB Rider is in force you can only make allocations to the GWB Rider Subaccounts..
2. Allocations must be in whole numbers. Each allocation must be at least [$500]. Allocations made pursuant to Pre-scheduled Transfer programs are not subject to this limitation. The current approved Pre-scheduled Transfer programs are Rebalancing program, Asset Allocation program and Dollar Cost Averaging program.
3. We reserve the right to restrict allocations to the Fixed Account if any of the following conditions exist: (a) the credited interest rate for the amount to be allocated is equal to the Minimum Guaranteed Interest Rate for the Fixed Account; (b) the Account Value in the Fixed Account equals or exceeds [$500,000]; or (c) a transfer was made out of the Fixed Account within the previous 180 days.]

TRANSFER REQUIREMENTS:
NUMBER PERMITTED: The maximum number of transfers per Contract Year shall be [12] (excluding transfers resulting from our Pre-scheduled Transfer programs). We reserve the right to waive from time to time this transfer limitation.

Subject to the Allocation Rules and the issuance of a Fixed Account Rider, during the Accumulation Period you may make transfers into the Fixed Account from the Subaccounts, subject to the maximum number of transfers per Contract Year as stated above. There are further limitations on transfers from the Fixed Account to the Separate Account as set forth below. If the GWB Rider is in force you may only make transfers between the GWB Rider Subaccounts..

During the Annuity Period, you cannot make transfers from the General Account to the Subaccounts.

TRANSFER FEE: In the event that [12] transfers are made in a Contract Year, (excluding those related to our Pre-scheduled Transfer programs) we will deduct a Transfer Fee of [$25] for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Subaccount or Fixed Account from which the transfer is made. However, if the entire interest in an account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. We reserve the right to waive from time to time, the Transfer Fee.

[TRANSFER AND ALLOCATION LIMITS:
If the GWB Rider is terminated under the Termination of Rider provision and is no longer in force, no transfers or allocations may be made to the GWB Rider Subaccounts, as applicable. You will have access to the other Subaccounts currently available.]

WITHDRAWALS:
WITHDRAWAL CHARGE: A Withdrawal Charge is assessed against Purchase Payments withdrawn. The Withdrawal Charge is calculated at the time of each withdrawal. Each Purchase Payment is tracked from the date of its receipt. Amounts will be withdrawn from your Contract in the following order:
1. Earnings in the Contract (Earnings are equal to your Account Value less Purchase Payments not withdrawn); and then
2.  The Free Withdrawal Amount described below, if any; then
3. Purchase Payments not previously withdrawn, in the order such Purchase Payments were made: the oldest Purchase Payment first, the next Purchase Payment second, etc. until all Purchase Payments have been withdrawn (First-in-First-out (FIFO) basis).
      Withdrawal Charges are determined in accordance with the following schedule:

                               WITHDRAWAL CHARGES

        NUMBER OF COMPLETE YEARS
        FROM RECEIPT OF PURCHASE PAYMENT                   % CHARGE
        --------------------------------                   --------
                      0                                       7
                      1                                       6
                      2                                       6
                      3                                       5
              4 and thereafter                                0

FREE WITHDRAWAL AMOUNT: Each Contract Year after the first, you can make a withdrawal of a portion of your Account Value free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to [10%] of total Purchase Payments, less the total Free Withdrawal Amount previously withdrawn in the same Contract Year. This right is non-cumulative.


MINIMUM PARTIAL WITHDRAWAL: [ $500], or your entire interest in the Subaccount

MINIMUM WITHDRAWAL VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL: [$2,000]

FMLI-GWB (4/13)-SL

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ANNUITY REQUIREMENTS:
1. [The Annuity Date must be the first day of a calendar month. Unless otherwise designated by you, the Annuity Date will be no later than the Maturity Date. The Maturity Date is the first day of the calendar month following the Annuitant's 90th birthday or ten (10) years from the Issue Date.]
2. For Variable Annuity Payments, the Variable Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year age setback and an Assumed Investment Return (AIR) of 3.00%.
3. For Fixed Annuity Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 7-year setback with interest at 3%.


[INITIAL EDCA PERIOD:   12 months EDCA rate applicable to deposits made at the
                        beginning of the Initial EDCA period: [4.00%]
INITIAL EDCA PERIOD:    6 months EDCA rate applicable to deposits made at the
                        beginning of the Initial EDCA period: [8.00%]
INITIAL EDCA PERIOD:    3 months EDCA rate applicable to deposits made at the
                        beginning of the Initial EDCA period: [9.00%]]

ANNUITY SERVICE OFFICE:
First MetLife Investors Insurance Company
[P.O. Box 10366
Des Moines, Iowa 50306-0366]
[(800) 343-8496]

FMLI-GWB (4/13)-SL

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ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:
[Enhanced Dollar Cost Averaging Rider
Three Month Market Entry Rider
Guaranteed Withdrawal Benefit Rider
Guaranteed Withdrawal Benefit Rider Withdrawal Rate Enhancement Rider Death Benefit Rider - Annual Step-up
Death Benefit Rider - Principal Protection
Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider Waiver of Withdrawal Charge for Terminal Illness Rider
Individual Retirement Annuity Endorsement
Roth Individual Retirement Annuity Endorsement
SIMPLE IRA Endorsement
401 Plan Endorsement
Unisex Annuity Rates Rider
Spousal Continuation Endorsement
Qualified Distribution Program Endorsement
Non-Qualified Annuity Endorsement]

FMLI-GWB (4/13)-SL